UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

Jefferies Financial Group Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FOR MORE INFORMATION Jonathan Freedman 212.778.8913
For Immediate Release
Jefferies Financial Group Inc. (NYSE: JEF)
June 27, 2023

Jefferies Announces Second Quarter 2023 Financial Results

Q2 Financial Highlights

●
Net earnings attributable to common shareholders of $12 million, or $0.05 per diluted share, including $72 million of pre-tax losses related to OpNet (formerly Linkem), a legacy merchant banking investment

●	Annualized return on adjusted tangible equity[1] of 0.7%
●	Total net revenues of $1.04 billion, including $72 million of pre-tax losses related to OpNet
➢	Investment Banking net revenues of $510 million
➢	Capital Markets net revenues of $543 million
●
Repurchased 2.2 million shares of common stock for $67 million at an average price of $30.88 per share. At May 31, 2023, we had 231.4 million shares outstanding and 251.9 million shares outstanding on a fully diluted basis[2]. Our book value per share was $41.90 and tangible book value per fully diluted share[3] was $31.51 at May 31, 2023

●	Our Board of Directors has increased our share buyback authorization back to a total of $250 million

"We believe our second quarter results reflect a cyclically low period and a particularly challenging environment. Jefferies generated net revenues of $1.1 billion from Investment Banking and Capital Markets. Our pre-tax income for the quarter of $18 million includes $72 million of pre-tax losses from our legacy merchant banking investment in OpNet. While we are disappointed with the OpNet results, we remain confident that we will ultimately realize value in excess of the book value of our residual merchant banking portfolio.

"Investment Banking net revenues for the quarter were $510 million, down 10% from the prior quarter and 26% from the same quarter last year, primarily due to subdued mergers and acquisitions activity. Capital Markets net revenues of $543 million were down 15% from the prior quarter and up 30% versus the same quarter last year.

"The challenges in the operating environment during our second quarter included the fallout from the regional banking crisis, the government-supported forced merger of Credit Suisse and UBS, and the tumultuous process of extending the U.S. debt ceiling. As a result, the uncharacteristically low volumes of capital markets issuances and mergers and acquisition activity that has followed the rapid increase in interest rates was even more evident during this three-month period. Our trading businesses navigated this challenging environment very well and we believe we have continued to increase market share in all of our businesses.

"The month of June has brought green shoots in our investment banking and capital markets business and we are growing increasingly optimistic about the return to a more normal environment. These developments include a more forward-looking attitude from our investor base and a stronger willingness from our corporate clients to engage in capital formation and other major strategic initiatives. While there is always the potential for further adverse developments, with several major impediments behind us and the approaching of a consensus and more stable interest rate environment, we believe the second half of the year could be more productive for Jefferies.
1 Jefferies Financial Group

"There continue to be changes and developments at some of our primary competitors, which are creating further market opportunity for our Jefferies platform and allowing us to recruit talent that is incremental to our existing team. Within Investment Banking, we recruited 21 new Managing Directors since the beginning of fiscal 2023. We expect these Managing Directors to have a meaningful impact in advancing and growing our business, with the bulk of their client coverage being incremental to our existing coverage universe. We continue to recruit additional talent and plan to comfortably integrate these new joiners with our exceptional existing team. Our strong financial foundation and culture is allowing us to play prudent offense in this otherwise challenging environment.

"As previously announced, SMBC intends to increase its economic interest in Jefferies from approximately 4.5% today up to approximately 15% on an as-converted, fully-diluted basis via direct and indirect open-market purchases. A special meeting of our shareholders to approve the creation of nonvoting common shares will occur tomorrow, with a view to facilitating SMBC’s increased investment. We look forward to welcoming SMBC’s increased ownership and enhanced partnership, as we believe this strategic alliance will further strengthen each firm’s ability to support client needs."

Richard Handler, CEO, and Brian Friedman, President

Quarterly Cash Dividend

The Jefferies Board of Directors declared a quarterly cash dividend equal to $0.30 per Jefferies common share, payable on August 25, 2023 to record holders of Jefferies common shares on August 14, 2023. We currently have a $250 million authorization for future share repurchases.

2 Jefferies Financial Group

Financial Summary

(Dollars in thousands, except per share amounts)	Three Months Ended May 31,				Six Months Ended May 31,
	2023	2022[14]	% Change		2023	2022[14]	% Change
Net revenues:
Investment Banking and Capital Markets	$1,052,504	$1,105,174	(5)%		$2,259,795	$2,567,539	(12)%
Asset Management	(22,384)	233,977	N/	M	55,912	460,809	(88)%
Other	7,490	(1,081)	N/	M	5,395	2,564	110%
Net revenues	1,037,610	1,338,070	(22)%		2,321,102	3,030,912	(23)%
Net earnings before income taxes	17,919	166,541	(89)%		175,937	558,873	(69)%
Income tax expense	9,235	49,683	(81)%		37,929	114,040	(67%
Net earnings	8,684	116,858	(93)%		138,008	444,833	(69%
Net earnings (losses) attributable to noncontrolling interests	(3,513)	1,096	N/	M	(9,568)	127	N/	M
Net losses attributable to redeemable noncontrolling interests	(198)	(323)	(39)%		(454)	(896)	(49%
Preferred stock dividends	—	2,071	(100)%		2,016	4,141	(51)%
Net earnings attributable to Jefferies Financial Group Inc.	$12,395	$114,014	(89)%		$146,014	$441,461	(67)%
Net earnings attributable to Jefferies Financial Group Inc.	$0.05	$0.46	(89)%		$0.60	$1.73	(65)%
Weighted average shares	242,568	249,142			240,825	253,330
Diluted earnings per common share	$0.05	$0.45	(89)%		$0.60	$1.70	(65)%
Weighted average diluted shares	245,413	251,979			246,870	261,494
Annualized return on adjusted tangible equity[1]	0.7%	5.8%			3.8%	11.2%

N/M — Not Meaningful

Highlights
Three Months Ended May 31, 2023	Six Months Ended May 31, 2023
●  Net earnings attributable to common shareholders of $12 million, or $0.05 per diluted share, including $72 million of pre-tax losses related to OpNet.

●  Repurchased 2.2 million shares of common stock for $67 million, at an average price of $30.88 per share, including 2.0 million shares of common stock in the open market for $61 million under our current Board of Directors authorization and 0.2 million shares of common stock for $6 million in connection with net-share settlements related to our equity compensation plans.

●  We had 231.4 million shares outstanding and 251.9 million shares outstanding on a fully diluted basis[2] at May 31, 2023. Our book value per share was $41.90 and tangible book value per fully diluted share[3] was $31.51 at May 31, 2023.

●  Our Board of Directors has increased our share buyback authorization back to a total of $250 million.

●  Effective tax rate of 51.5%.

●  Net earnings attributable to common shareholders of $146 million, or $0.60 per diluted share, including $80 million of pre-tax losses related to OpNet.

●  Repurchased 4.7 million shares of common stock for $165 million, at an average price of $34.75 per share, including 2.0 million shares of common stock in the open market for $61 million under our current Board of Directors authorization and 2.7 million shares of common stock for $104 million in connection with net-share settlements related to our equity compensation plans.

●  Effective tax rate of 21.6%.

3 Jefferies Financial Group

Three Months Ended May 31, 2023	Six Months Ended May 31, 2023
Investment Banking and Capital Markets	Investment Banking and Capital Markets
●  Investment Banking net revenues of $510 million with solid equity capital markets activity but lower advisory net revenues, consistent with a significant decline in global mergers and acquisitions volume. Equity and Debt underwriting net revenues were higher than the same quarter last year, with the increase in Equity underwriting net revenues, driven by a favorable equity market, being partially offset by a decrease in Debt underwriting net revenues, in line with dampened industry-wide deal activity.

●  Capital Markets net revenues of $543 million were higher compared to the prior year quarter, with Equities and Fixed Income net revenues increasing from the year-ago quarter primarily driven by improved market conditions.

●  Investment Banking net revenues were $1.08 billion as fewer merger and acquisition transactions were completed and lower average fees were earned per completed transaction. Equity and Debt underwriting net revenues of $444 million were in line with a decline in industry activity amid continued market volatility and uncertainty.

●  Capital Markets net revenues of $1.18 billion were primarily driven by favorable results with Fixed Income's improvement attributable to more stable market conditions.

Asset Management	Asset Management
●  Asset Management net revenues of negative $22 million were primarily due to losses from OpNet. Additionally, we sold our interests in Idaho Timber in the third quarter of 2022 and spun-off our interests in Vitesse Energy in the first quarter of 2023, and the results of those operations are no longer included in our results.
● Asset Management net revenues were $56 million and reflects the spin-off of our interests in Vitesse Energy in January 2023.

*    *    *    *
Amounts herein pertaining to May 31, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised upon filing our Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”). More information on our results of operations for the three and six months ended May 31, 2023 will be provided upon filing our Quarterly Report on Form 10-Q with the SEC, which we expect to file on or about July 7, 2023.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the shareholder approval (the “Shareholder Approval”) of the amended and restated certificate of incorporation authorizing the creation of non-voting common stock. In connection with a special meeting of its shareholders for the Shareholder Approval, Jefferies Financial Group Inc. (the “Company”) has filed and intends to file relevant materials with the SEC, including the Company’s definitive proxy statement on Schedule 14A for its 2023 Special Meeting of Shareholders, which was filed with the SEC on May 25, 2023 (the “Special Meeting Proxy Statement”). Investors and shareholders of the Company are urged to read all relevant documents filed with the SEC, including the Special Meeting Proxy Statement, because they contain or will contain important information about the proposed amended and restated certificate of incorporation. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company by directing a request to Laura Ulbrandt DiPierro, Corporate Secretary, 520 Madison Avenue, New York, NY 10022.

4 Jefferies Financial Group

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in favor of the Shareholder Approval. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Shareholders, which was filed with the SEC on February 17, 2023. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2023 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the direct or indirect interests, by security holdings or otherwise, of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, are set forth in the Special Meeting Proxy Statement.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current views and include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” "would," or similar expressions. Forward-looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward-looking statements may also include statements pertaining to our strategies for future development of our businesses and products, including the Company and SMBC’s strategic alliance. In particular, forward-looking statements include statements about the potential benefits of the collaboration with SMBC and SMBC’s intention to increase its equity investment in the Company, as SMBC is under no obligation to do so. Forward-looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Information regarding important factors, including Risk Factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in reports we file with the SEC. You should read and interpret any forward-looking statement together with reports we file with the SEC. We undertake no obligation to update or revise any such forward-looking statement to reflect subsequent circumstances.

Past performance may not be indicative of future results. Different types of investments involve varying degrees of risk. Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

5 Jefferies Financial Group

Selected Financial Information

(Amounts in Thousands) (Unaudited)	Quarter Ended
	May 31, 2023	February 28, 2023	May 31,2022[14]
Net revenues by source:
Advisory	$254,157	$297,178	$371,404
Equity underwriting	148,429	125,445	122,435
Debt underwriting	89,889	80,175	107,021
Total underwriting	238,318	205,620	229,456
Other investment banking	17,338	65,132	88,030
Total Investment Banking	509,813	567,930	688,890
Equities	283,316	308,661	254,807
Fixed income	259,375	330,700	161,477
Total Capital Markets	542,691	639,361	416,284
Total Investment Banking and Capital Markets Net revenues[5]	1,052,504	1,207,291	1,105,174
Asset management fees and revenues[6]	15,929	42,696	14,116
Investment return[4]	32,477	27,434	26,580
Merchant banking, inclusive of net interest	(62,558)	11,608	205,425
Allocated net interest[4]	(8,232)	(3,442)	(12,144)
Total Asset Management Net revenues	(22,384)	78,296	233,977
Other	7,490	(2,095)	(1,081)
Total Net revenues by source	$1,037,610	$1,283,492	$1,338,070

Non-interest expenses:
Compensation and benefits	$575,868	$703,058	$579,578
Floor brokerage and clearing fees	96,592	80,474	94,016
Underwriting costs	13,169	13,207	13,191
Technology and communications	118,936	113,385	111,113
Occupancy and equipment rental	24,395	27,315	26,027
Business development	43,587	36,838	44,695
Professional services	68,514	62,161	55,766
Depreciation and amortization	25,310	33,292	40,307
Cost of sales	2,362	2,168	130,449
Other	50,958	53,576	76,387
Total Non-interest expenses	$1,019,691	$1,125,474	$1,171,529

6 Jefferies Financial Group

(Amounts in Thousands) (Unaudited)	Six Months Ended May 31,
	2023	2022[14]
Net revenues by source:
Advisory	$551,335	$915,173
Equity underwriting	273,874	278,535
Debt underwriting	170,064	352,199
Total underwriting	443,938	630,734
Other investment banking	82,470	125,500
Total Investment Banking	1,077,743	1,671,407
Equities	591,977	531,854
Fixed income	590,075	364,278
Total Capital Markets	1,182,052	896,132
Total Investment Banking and Capital Markets Net revenues[5]	2,259,795	2,567,539
Asset management fees and revenues[6]	58,625	58,618
Investment return[4]	59,911	35,469
Merchant banking	(50,950)	391,216
Allocated net interest[4]	(11,674)	(24,494)
Total Asset Management Net revenues	55,912	460,809
Other	5,395	2,564
Total Net revenues by source	$2,321,102	$3,030,912

Non-interest expenses:
Compensation and benefits	$1,278,926	$1,370,330
Floor brokerage and clearing fees	177,066	177,977
Underwriting costs	26,376	21,319
Technology and communications	232,321	218,129
Occupancy and equipment rental	51,710	52,992
Business development	80,425	71,567
Professional services	130,675	108,508
Depreciation and amortization	58,602	86,244
Cost of sales	4,530	226,120
Other	104,534	138,853
Total Non-interest expenses	$2,145,165	$2,472,039

7 Jefferies Financial Group

Financial Data and Metrics

(Unaudited)	Quarter Ended
	May 31, 2023	February 28, 2023	May 31,2022
Other Data:
Number of trading days	64	60	64
Number of trading loss days[7]	10	3	10
Average VaR (in millions)[8]	$15.14	$12.85	$11.84

		Six Months Ended May 31,
		2023	2022
Other Data:
Number of trading days		124	125
Number of trading loss days[7]		13	18
Average VaR (in millions)[8]		$14.03	$11.98

(Amounts in Millions, Except Other Data) (Unaudited)	Quarter Ended
	May 31, 2023	February 28, 2023	May 31,2022[15]
Financial position[9]:
Total assets	$53,740	$52,033	$52,919
Total assets less goodwill and intangible assets for the period[15]	51,867	50,160	51,034
Cash and cash equivalents	8,005	7,509	8,523
Financial instruments owned[15]	21,002	21,083	18,493
Level 3 financial instruments owned[10], [15]	860	819	730
Goodwill and intangible assets	1,873	1,873	1,885
Total equity	9,765	9,811	10,368
Total shareholders' equity	9,696	9,755	10,300
Tangible shareholders' equity[11]	7,823	7,882	8,415
Other data and financial ratios:
Leverage ratio[9], [12], [15]	5.5	5.3	5.1
Tangible gross leverage ratio[9], [13], [15]	6.6	6.4	6.1
Number of employees, at period end	5,335	5,401	5,619

8 Jefferies Financial Group

Components of Denominator for Earnings Per Share

The denominators used to calculate basic and diluted earnings per share are as follows (in thousands):

	Three Months Ended May 31, 2023	Six Months Ended May 31, 2023
Weighted average common shares outstanding	232,842	230,193
Weighted average shares of restricted stock with future service	(1,853)	(1,989)
Weighted average restricted stock units outstanding with no future service	11,579	12,621
Denominator for basic earnings per share	242,568	240,825
Stock options and other share based awards	1,618	2,086
Senior executive compensation plan restricted stock unit awards	1,227	2,072
Mandatorily redeemable convertible preferred shares	—	1,887
Denominator for diluted earnings per share	245,413	246,870

9 Jefferies Financial Group

Notes

1.
Annualized return on adjusted tangible equity (a non-GAAP financial measure) is defined as annualized adjusted net earnings (a non-GAAP financial measure) divided by our beginning of period adjusted tangible shareholders' equity (a non-GAAP financial measure). Refer to schedule on page for a reconciliation to U.S. GAAP amounts.

2.
Shares outstanding on a fully diluted basis (a non-GAAP financial measure) is defined as common shares outstanding plus restricted stock units, stock options and other shares. Refer to schedule on page for a reconciliation to U.S. GAAP amounts.

3.
Tangible book value per fully diluted share (a non-GAAP financial measure) is defined as adjusted tangible book value (a non-GAAP financial measure) divided by shares outstanding on a fully diluted basis (a non-GAAP financial measure). Refer to schedule on page for a reconciliation to U.S. GAAP amounts.

4.
Allocated net interest represents an allocation to Asset Management of certain of our long-term debt interest expense, net of interest income on our Cash and cash equivalents and other sources of liquidity. Allocated net interest has been disaggregated to increase transparency and to present direct Asset Management revenues. We believe that aggregating Allocated net interest would obscure the revenue results by including an amount that is unique to our credit spreads, debt maturity profile, capital structure, liquidity risks and allocation methods. Refer to Selected Financial Information on page .

5.
Allocated net interest is not separately disaggregated for Investment Banking and Capital Markets. This presentation is aligned to our Investment Banking and Capital Markets internal performance measurement.

6.
Asset management fees and revenues include management and performance fees from funds and accounts managed by us as well as our share of fees received by affiliated asset management companies with which we have revenue and profit share arrangements, as well as earnings on our ownership interest in affiliated asset managers.

7.	Number of trading loss days is calculated based on trading activities in our Investment Banking and Capital Markets and Asset Management business segments.
8.
VaR estimates the potential loss in value of trading positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of the calculation of VaR, see "Value-at-Risk" in Part II, Item 7A "Quantitative and Qualitative Disclosures About Market Risk" in our Annual Report on Form 10-K for the year ended November 30, 2022.

9.
Amounts pertaining to May 31, 2023 represent a preliminary estimate as of the date of this earnings release and may be revised in our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2023.

10.
Level 3 financial instruments represent those financial instruments classified as such under Accounting Standards Codification 820, accounted for at fair value and included within Financial instruments owned.

11.
Tangible shareholders' equity (a non-GAAP financial measure), is defined as shareholders' equity less Intangible assets and goodwill. We believe that tangible equity is meaningful for valuation purposes, as financial companies are often measured as a multiple of tangible equity, making these ratios meaningful for investors.

12.	Leverage ratio equals total assets divided by total equity.
13.
Tangible gross leverage ratio (a non-GAAP financial measure) equals total assets less goodwill and intangible assets divided by tangible equity. The tangible gross leverage ratio is used by rating agencies in assessing our leverage ratio.

14.
On November 1, 2022, we completed our merger with Jefferies Group LLC. In connection with the merger, we transferred our legacy merchant banking investments to our Investment Banking and Capital Markets or Asset Management segment and reorganized the presentation of our segments and Net revenues to align with the way we are now managing our business. In addition, we have reclassified the presentation of certain line items within our Net revenues by source to streamline our financial statements to better align the presentation of our firm with the strategy of building our investment banking and capital markets and asset management businesses as we continue to reduce our legacy merchant banking portfolio. Historical periods have been recast to conform to these reclassification and presentation changes.

10 Jefferies Financial Group

15.
As of November 30, 2022, we have changed the accounting for our secondary trading activity related to the purchases and sales of corporate loans. Historically, we have accounted for purchases and sales of corporate loans on trade date recognizing the total amount of purchased loans within Financial instruments owned and a corresponding liability within Payables - brokers, dealers and clearing organizations and the total amount of loans sold within Financial instruments sold, not yet purchased and a corresponding asset within Receivables - brokers, dealers and clearing organizations on the Consolidated Statements of Financial Condition for the cash to be paid or received upon settlement. We have determined that it is more preferable to recognize this trading activity on a settlement date basis and recognize firm commitments to purchase and/or sell loans on the date of trade execution due to the extended settlement period for this trading activity. There was no impact to net earnings or total equity as a result of this change in accounting policy. Historical periods have been recast to conform to this change in accounting policy.

11 Jefferies Financial Group

Non-GAAP Reconciliations

The following tables reconcile our non-GAAP measures to their respective U.S. GAAP measures. Management believes such non-GAAP measures are useful to investors as they allow them to view our results through the eyes of management, while facilitating a comparison across historical periods. These measures should not be considered a substitute for, or superior to, measures prepared in accordance with U.S. GAAP.

Annualized Return on Adjusted Tangible Equity Reconciliation

The table below reconciles our Net earnings attributable to common shareholders to adjusted net earnings and our Shareholders' equity to adjusted tangible shareholders' equity (in thousands):

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Net earnings attributable to Jefferies Financial Group Inc. (GAAP)	$12,395	$114,014	$146,014	$441,461
Intangible amortization and impairment expense, net of tax	1,193	1,739	3,220	4,781
Adjusted net earnings (non-GAAP)	$13,588	$115,753	$149,234	$446,242
Annualized adjusted net earnings (non-GAAP)	$54,352	$463,012	$298,468	$892,484

	February 28,		November 30,
	2023	2022	2022	2021
Shareholders' equity (GAAP)	$9,755,243	$10,490,300	$10,232,845	$10,553,755
Less: Intangible assets, net and goodwill	(1,872,850)	(1,894,721)	(1,875,576)	(1,897,500)
Less: Deferred tax asset	(486,012)	(382,741)	(387,862)	(327,547)
Less: Weighted average impact of dividends and share repurchases	(70,895)	(162,339)	(195,393)	(378,907)
Adjusted tangible shareholders' equity (non-GAAP)	$7,325,486	$8,050,499	$7,774,014	$7,949,801
Annualized return on adjusted tangible equity (non-GAAP)	0.7%	5.8%	3.8%	11.2%

12 Jefferies Financial Group

Adjusted Tangible Book Value and Fully Diluted Shares Outstanding GAAP Reconciliation

The table below reconciles our book value (shareholders' equity) to adjusted tangible book value and our common shares outstanding to fully diluted shares outstanding (in thousands, except per share amounts):

May 31, 2023
Book value (GAAP)	$9,695,654
Stock options(1)	115,161
Intangible assets, net and goodwill	(1,873,123)
Adjusted tangible book value (non-GAAP)	$7,937,692
Common shares outstanding (GAAP)	231,411
Restricted stock units ("RSUs")	14,068
Stock options(1)	5,075
Other	1,335
Fully diluted shares outstanding (non-GAAP)(2)	251,889
Book value per share outstanding	$41.90
Tangible book value per fully diluted share outstanding (non-GAAP)	$31.51

(1)
Stock options added to book value are equal to the total number of stock options outstanding as of May 31, 2023 of 5,074,740 multiplied by the weighted average exercise price of $22.69 on May 31, 2023. Stock options added to fully diluted shares are equal to the total stock options outstanding on May 31, 2023.

(2)
Fully diluted shares outstanding include vested and unvested RSUs as well as the target number of RSUs issuable under the senior executive compensation plans until the performance period is complete. Fully diluted shares outstanding also include all stock options.

13 Jefferies Financial Group